Exhibit 12(a)


             OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

     Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                            (In millions)




                                            Six Months Ended June 30,
                                                    1994         1993

  Earnings:
  Income before taxes                              $66.5        $40.1
  Add (deduct):
     Income taxes of 50% owned affiliates            2.0          1.0

     Equity in (earnings) losses of less
       than 50% owned affiliates                     3.7          2.4

     Dividends received from less
       than 50% owned affiliates                     0.1          0.3


     Interest capitalized, net of amortization      (0.1)        (0.9)

     Fixed charges as described below               28.7         27.7

           Total                                  $100.9        $70.6





  Fixed Charges:
     Interest expense                              $20.2        $20.8

     Estimated interest factor in rent expense       8.5          6.9

           Total                                   $28.7        $27.7


  Ratio of earnings to fixed charges                 3.5          2.6



                                                         Exhibit 12(b)


      OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

     Computation of Ratio of Earnings to Fixed Charges
         and Preferred Stock Dividends (Unaudited)
                       (In millions)


                                             Six Months Ended June 30,
                                                  1994            1993

  Earnings:
  Income before taxes                              $66.5         $40.1
  Add (deduct):
     Income taxes of 50% owned affiliates            2.0           1.0

     Equity in (earnings) losses of less
       than 50% owned affiliates                     3.7           2.4

     Dividends received from less
       than 50% owned affiliates                     0.1           0.3


     Interest capitalized, net of amortization      (0.1)         (0.9)

     Fixed charges as described below               28.7          27.7

           Total                                  $100.9         $70.6





  Fixed Charges:
     Interest expense                              $20.2         $20.8

     Estimated interest factor in rent expense       8.5           6.9

     Preferred stock dividend requirement           13.2          13.3


           Total                                   $41.9         $41.0


  Ratio of earnings to fixed charges                 2.4           1.7